Jason Industries Reports Third Quarter 2016 Results
Announces Further Strategic and Cost Reduction Actions

MILWAUKEE, November 4, 2016 -- Jason Industries, Inc. (NASDAQ: JASN, JASNW) (“Jason” or the “Company”) today reported third quarter 2016 net sales of $170.1 million, net loss of $2.5 million and diluted loss per share of $0.13. These results included pre-tax restructuring of $0.6 million. For the third quarter of 2016, adjusted net loss was $1.8 million and adjusted loss per share was $0.06. Third quarter Adjusted EBITDA was $16.5 million or 9.7 percent of net sales. Net cash provided by operating activities during the quarter was $2.1 million and free cash flow was negative $1.9 million.

“We continue to operate in a challenged industrial demand environment, with several declining end markets,” said Jeffry N. Quinn, chairman and chief executive officer of Jason. “Seating was impacted by decreases in heavyweight motorcycle volumes which were driven by our customers’ lower new equipment builds. Components experienced lower railcar volumes as expected, and Finishing saw softness in general industrial markets.”
“In spite of our top-line headwinds, we are making progress on initiatives to structurally improve our margins. While we did not see the operational improvement at the speed and magnitude we anticipated during the quarter and are disappointed with the results, we are confident we will deliver on our cost reduction and margin expansion commitments. We will continue to devote significant resources to improving manufacturing efficiency in our plants and improving our operational talent. Our team is committed to investing in our businesses for long-term success with our customers and employees, and value creation for our shareholders,” added Quinn.

Cost Reduction and Margin Expansion Program:

As part of the previously announced Cost Reduction and Margin Expansion program, the Company announced the following business portfolio optimization and cost reduction actions:

•
Acoustics has initiated a sale process for its European operations to divest approximately $30 million in non-core revenue. The Company expects to complete the sale of the European operations in the next two quarters. The sale of this business will drive margin expansion and a focus on growth in the core North American automotive market.

•
Finishing will close operations in Brazil by the end of 2016, exiting approximately $6 million of revenue in a non-core geographic end market. The exit from this market will drive margin expansion, strategic focus, and simplification of the Finishing business.

•
Components will close a manufacturing facility in Libertyville, Ill. as part of the Company’s ongoing footprint rationalization. The facility closure will consolidate two existing facilities in Libertyville, optimizing footprint and capacity in response to declining demand in the railcar market better positioning the business to serve customers through a single manufacturing facility in the Midwest. The closure will achieve annual run-rate cost savings of $1.3 million beginning in the fourth quarter of 2017. As a result of this action, Jason expects to record a pre-tax restructuring charge to earnings of approximately $1.5 million in the first half of 2017.

In addition to these actions, the Company announced it has commenced a process to evaluate monetizing certain real estate assets through a sale leaseback transaction to accelerate net debt reduction.

“We reviewed our portfolio and identified assets that are not core to our strategy. We are in the process of monetizing the value of our Acoustics European operations, redeploying capital to invest in our other businesses and restructuring projects, and reducing net debt. In Finishing, we will expand margins by exiting a break-even business in Brazil, simplifying the business and focusing our resources on growing our core,” said Brian Kobylinski, president and chief operating officer of Jason. “We are also responding to the rapidly declining railcar volumes by consolidating facilities and right-sizing our capacity in Components.”

Cost Reduction and Margin Expansion actions taken and announced to-date will achieve $11 million in annual run-rate savings in selling and administrative costs, and $11 million in annual run-rate savings in supply chain and footprint rationalization savings by the end of 2017. Global cost reduction program savings were $2.4 million in the third quarter and $4.8 million year-to-date in 2016.

Third Quarter 2016 Financial Results (versus the year ago period):

Lower volumes in Seating, Components and Finishing offset growth in Acoustics. Net sales of $170.1 million decreased $1.1 million, or 0.6 percent. Net sales were negatively impacted by $0.8 million, or 0.4 percent, of foreign currency translation. Excluding the impact of foreign currency, organic sales decreased 0.2 percent.

Net loss was $2.5 million compared with net loss of $3.2 million. Diluted loss per share was $0.13 compared with diluted loss per share of $0.16. Adjusted net loss was $1.8 million compared with adjusted net loss of $0.5 million. Adjusted loss per share was $0.06 compared with adjusted loss per share of $0.02.

Adjusted EBITDA was $16.5 million, or 9.7 percent of net sales, compared with $18.6 million, or 10.9 percent of net sales. Adjusted EBITDA decreased $2.1 million on lower volumes in Seating, Components and Finishing, and corporate investments in supply chain initiatives. Global cost reduction program savings and lower incentive compensation expense of $1.4 million favorably impacted Adjusted EBITDA compared with prior year.

For the nine months ended September 30, 2016, net cash provided by operating activities was $22.9 million compared with $33.0 million. Capital expenditures were $16.1 million, a decrease of $7.8 million. Free cash flow was $4.1 million compared with free cash flow of $6.5 million, and was reduced by $6.6 million due to timing of interest payments relative to the end of the fiscal period.

Net debt to Adjusted EBITDA on a pro forma trailing twelve-month basis was 5.8x as of the end of the third quarter. Total liquidity as of the end of the third quarter was $85.4 million, comprised of $39.5 million of cash and cash equivalents and $45.9 million of availability on revolving loan facilities globally.

Third Quarter 2016 Segment Results (versus the year ago period):

Seating
Seating net sales of $32.3 million decreased $4.9 million, or 13.1 percent, with lower volumes in motorcycle, construction and turf care. Excluding the impact of foreign currency, organic sales decreased 12.5 percent. Adjusted EBITDA was $2.5 million, or 7.8 percent of net sales, compared with $2.9 million, or 7.8 percent of net sales. Adjusted EBITDA was negatively impacted by lower volumes and favorably impacted by savings resulting from the global cost reduction program.

Finishing
Finishing net sales of $49.2 million decreased $3.2 million, or 6.1 percent, including a negative foreign currency translation impact of $0.6 million, or 1.0 percent. Excluding the impact of foreign currency, organic sales decreased 5.1 percent with lower global industrial demand. Adjusted EBITDA was $7.0 million, or 14.3 percent of net sales, compared with $7.2 million, or 13.8 percent of net sales, and was negatively impacted by lower volumes and favorably impacted by $1.1 million of savings resulting from the global cost reduction program.

Acoustics
Acoustics net sales of $63.7 million increased $12.0 million, or 23.2 percent, driven by increased volumes on new platform awards. Adjusted EBITDA was $7.4 million, or 11.6 percent of net sales, compared with $7.0 million, or 13.6 percent of net sales. Adjusted EBITDA margin decreased due to operational inefficiencies resulting in lower labor and material productivity, and was favorably impacted by lower incentive compensation expense, and savings resulting from the global cost reduction program.

Components
Net sales in Components of $24.9 million decreased $5.0 million, or 16.8 percent, with significantly lower rail car component volumes and lower demand for industrial metal products. Adjusted EBITDA was $3.7 million, or 14.7 percent of net sales, compared with $5.2 million, or 17.4 percent of net sales. Adjusted EBITDA decreased on lower volumes and unfavorable product mix, and was favorably impacted by lower raw material costs and incentive compensation expense.

Corporate
Corporate expenses of $4.1 million increased $0.3 million, primarily due to $1.2 million of costs for manufacturing and supply chain improvement initiatives, and investments in enhancing the Company’s organizational structure, and was favorably impacted by lower incentive compensation expenses.

2016 Guidance:

“We expect fourth quarter demand to remain challenged with a more significant impact to higher margin products, and as a result, we have lowered our guidance for the full year. We continue to focus on improving free cash flow through reductions in working capital and non-essential capital expenditures to mitigate the impact of lower earnings and reduce leverage,” added Kobylinski.

For 2016, Jason now expects net sales in the range of $695 to $705 million and Adjusted EBITDA in the range of $62 to $65 million. Prior guidance was net sales in the range of $715 to $730 million and Adjusted EBITDA in the range of $73 to $76 million.

Kobylinski noted, “Since joining Jason, I’ve immersed myself in our businesses and I see opportunity for significant long-term improvement. In addition to the larger actions that we have announced, there are many basic operational process changes that will be made that drive simplification, consistency, and better performance over time.”
Conference Call:

The Company will hold a conference call to discuss its third quarter results today at 10:00 a.m. Eastern time. A live webcast of the call may be accessed over the Internet from the Company’s Investor Relations website at investors.jasoninc.com. Participants should follow the instructions provided on the website to download and install the necessary audio applications. The conference call is also available by dialing 877-407-3982 (domestic) or 201-493-6780 (international). Participants should ask for the Jason Industries Third Quarter Earnings conference call.

A replay of the live conference call will be available beginning approximately one hour after the call. The replay will be available on the Company’s website or by dialing 877-870-5176 (domestic) or 858-384-5517 (international) and entering the replay passcode 13642137. The telephonic replay will be available until 11:59 pm (Eastern Time), November 11, 2016. The online replay will be available on the website immediately following the call.

About Jason Industries, Inc.
The Company is the parent company to a global family of manufacturing leaders within the seating, finishing, components and automotive acoustics markets, including DRONCO (Wunsiedel, Germany), Janesville Acoustics (Southfield, Mich.), Metalex (Libertyville, Ill.), Milsco (Milwaukee, Wis.), Osborn (Richmond, Ind. and Burgwald, Germany) and Sealeze (Richmond, Va.). Headquartered in Milwaukee, Wis., Jason employs more than 4,400 people in 14 countries.

Forward Looking Statements
This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “anticipate,” “believe,” “expect,” “estimate,” “plan,” “guidance,” and “project” and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Such forward-looking statements include projected financial information. Such forward-looking statements with respect to revenues, earnings, performance, strategies, prospects and other aspects of the Company’s businesses are based on current expectations that are subject to risks and uncertainties. A number of factors could cause actual results or outcomes to differ materially from those indicated by such forward-looking statements. Such factors include, but are not limited to, the level of demand for the Company’s products; competition in the Company’s markets; the Company’s ability to grow and manage growth profitably; the Company’s ability to access additional capital; changes in applicable laws or regulations; the Company’s ability to attract and retain qualified personnel; the possibility that the Company may be adversely affected by other economic, business and/or competitive factors; and other risks and uncertainties identified in the Company’s most recent Annual Report on Form 10-K, as such may be amended or supplemented by subsequent Quarterly Reports on Form 10-Q or other reports filed with the Securities and Exchange Commission.

The forward-looking statements contained in this press release are based on assumptions that we have made in light of our industry experience and our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate under the circumstances. As you review and consider this press release, you should understand that these statements are not guarantees of performance or results. They involve risks, uncertainties (some of which are beyond our control) and assumptions. Although we believe that these forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect our actual results and cause them to differ materially from those anticipated in the forward-looking statements.

Any forward-looking statement made by us in this press release speaks only as of the date on which we make it. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Non-GAAP and Other Company Information
Included in this press release are certain non-GAAP financial measures designed to complement the financial information presented in accordance with generally accepted accounting principles in the United States of America because management believes such measures are useful to investors. Because the Company’s calculations of these measures may differ from similar measures used by other companies, you should be careful when comparing the Company’s non-GAAP financial measures to those of other companies. In this earnings release, we disclose the following non-GAAP financial measures, and we reconcile these non-GAAP financial measures to the most directly comparable GAAP financial measures: EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Adjusted Earnings Per Share, Net Debt to Adjusted EBITDA, and Free Cash Flow.

EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin - The Company defines EBITDA as net income (loss) before interest expense, provision (benefit) for income taxes, depreciation and amortization. The Company defines Adjusted EBITDA as EBITDA, excluding the impact of operational restructuring charges and non-cash or non-operational losses or gains, including goodwill and long-lived asset impairment charges, gains or losses on disposal of property, plant and equipment, integration and other operational restructuring charges, transactional legal fees, other professional fees, purchase accounting adjustments, and non-cash share based compensation expense. The Company defines Adjusted EBITDA Margin as Adjusted EBITDA as a percentage of net sales.

Management believes that Adjusted EBITDA provides a more clear picture of the Company’s operating results by eliminating expenses and income that are not reflective of the underlying business performance. The Company uses this metric to facilitate a comparison of operating performance on a consistent basis from period to period and to analyze the factors and trends affecting its segments. The Company’s internal plans, budgets and forecasts use Adjusted EBITDA as a key metric and the Company uses this measure to evaluate its operating performance and segment operating performance and to determine the level of incentive compensation paid to its employees.

Adjusted Net Income and Adjusted Earnings Per Share - The Company defines Adjusted Net Income and Adjusted Earnings Per Share (calculated on a diluted basis) as net income and earnings per share (as defined by GAAP), excluding the impact of operational restructuring charges and non-cash or non-operational losses or gains, including goodwill and long-lived asset impairment charges, gains or losses on disposal of property, plant and equipment, integration and other operational restructuring charges, transactional legal fees, other professional fees, purchase accounting adjustments, and non-cash share based compensation expense, net of their income tax impact. The tax rates used to calculate adjusted net income and adjusted earnings per share are based on a transaction specific basis. Adjusted earnings per share includes the impact of share based compensation to the extent it is dilutive in each period. Adjusted earnings per share includes the impact to Jason Industries common shares upon conversion of JPHI Holdings Inc. rollover shares and conversion of preferred stock. Management believes that Adjusted Net Income and Adjusted Earnings Per Share are useful in assessing the Company’s financial performance by eliminating expenses and income that are not reflective of the underlying business performance.

Net Debt to Adjusted EBITDA - The Company defines Net Debt to Adjusted EBITDA as current and long-term debt plus debt discounts less cash and cash equivalents, divided by pro forma Adjusted EBITDA for the trailing twelve months. Pro forma Adjusted EBITDA is calculated as Adjusted EBITDA as reported plus Adjusted EBITDA of acquisitions prior to the date of the acquisition during the trailing twelve months. Management believes that Net Debt to Adjusted EBITDA is useful in assessing the Company’s financial leverage.

Free Cash Flow - The Company defines Free Cash Flow as net cash flows from operating activities (as defined by GAAP) less capital expenditures and cash dividends on preferred stock. Management believes that Free Cash Flow is useful in assessing our ability to generate cash from business operations that is available for strategic capital decisions.

In addition to these non-GAAP financial measures, we also use the term “organic sales” to refer to GAAP net sales from existing operations excluding (i) sales from acquired businesses recorded prior to the first anniversary of the acquisition, and (ii) the impact of foreign currency translation. The impact of foreign currency translation is calculated as the difference between (a) the period-to-period change in results (excluding acquisitions) and (b) the period-to-period change in results (excluding acquisitions) after applying current period average foreign exchange rates to the prior year period. We use the term “organic sales growth” to refer to the measure of comparing current period organic sales with the corresponding period of the prior year.
Contact Information
Investor Relations:
Chad Paris
investors@jasoninc.com
414.277.2007

Media: Melissa Zona
mzona@jasoninc.com
636.751.4057

Jason Industries, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts) (Unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2016	September 25, 2015	September 30, 2016	September 25, 2015
Net sales	$170,108	$171,174	$546,769	$534,588
Cost of goods sold	139,129	135,733	440,743	418,576
Gross profit	30,979	35,441	106,026	116,012
Selling and administrative expenses	25,941	31,704	86,515	95,718
Loss (gain) on disposals of property, plant and equipment - net	68	(8)	757	14
Restructuring	566	923	5,066	3,637
Transaction-related expenses	—	—	—	886
Operating income	4,404	2,822	13,688	15,757
Interest expense	(7,906)	(7,996)	(23,893)	(23,420)
Equity income	146	136	457	678
Other income - net	247	48	648	133
Loss before income taxes	(3,109)	(4,990)	(9,100)	(6,852)
Tax benefit	(657)	(1,814)	(1,262)	(1,917)
Net loss	$(2,452)	$(3,176)	$(7,838)	$(4,935)
Less net loss attributable to noncontrolling interests	(415)	(537)	(1,325)	(834)
Net loss attributable to Jason Industries	$(2,037)	$(2,639)	$(6,513)	$(4,101)
Accretion of preferred stock dividends	900	900	2,700	2,700
Net loss available to common shareholders of Jason Industries	$(2,937)	$(3,539)	$(9,213)	$(6,801)

Net loss per share available to common shareholders of Jason Industries:
Basic and diluted	$(0.13)	$(0.16)	$(0.41)	$(0.31)

Weighted average number of common shares outstanding:
Basic and diluted	22,499	22,161	22,423	22,056

Jason Industries, Inc.
Condensed Consolidated Balance Sheets
(In thousands, except share and per share amounts) (Unaudited)

	September 30, 2016	December 31, 2015
Assets
Current assets
Cash and cash equivalents	$39,537	$35,944
Accounts receivable - net	94,952	79,088
Inventories - net	79,368	80,432
Other current assets	19,835	30,903
Total current assets	233,692	226,367
Property, plant and equipment - net	186,223	196,150
Goodwill	107,013	106,170
Other intangible assets - net	149,364	157,915
Other assets - net	8,202	10,490
Total assets	$684,494	$697,092

Liabilities and Equity
Current liabilities
Current portion of long-term debt	$5,547	$6,186
Accounts payable	63,641	56,838
Accrued compensation and employee benefits	17,589	18,750
Accrued interest	108	75
Other current liabilities	28,249	28,733
Total current liabilities	115,134	110,582
Long-term debt	426,139	426,150
Deferred income taxes	48,429	57,247
Other long-term liabilities	23,021	18,119
Total liabilities	612,723	612,098

Commitments and contingencies

Equity
Preferred stock, $0.0001 par value (5,000,000 shares authorized; 45,000 shares issued and outstanding at September 30, 2016 and December 31, 2015)	45,000	45,000
Jason Industries common stock, $0.0001 par value (120,000,000 shares authorized; issued and outstanding: 22,395,705 shares at September 30, 2016 and 22,295,003 shares at December 31, 2015)	2	2
Additional paid-in capital	139,818	143,533
Retained deficit	(102,510)	(95,997)
Accumulated other comprehensive loss	(22,843)	(21,456)
Shareholders’ equity attributable to Jason Industries	59,467	71,082
Noncontrolling interests	12,304	13,912
Total equity	71,771	84,994
Total liabilities and equity	$684,494	$697,092

Jason Industries, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands) (Unaudited)

	Nine Months Ended
	September 30, 2016	September 25, 2015
Cash flows from operating activities
Net loss	$(7,838)	$(4,935)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation	23,153	22,585
Amortization of intangible assets	9,421	10,993
Amortization of deferred financing costs and debt discount	2,256	2,256
Equity income	(457)	(678)
Deferred income taxes	(7,537)	(6,255)
Loss on disposals of property, plant and equipment - net	757	14
Dividends from joint venture	2,068	—
Share-based compensation	(864)	6,463
Net increase (decrease) in cash due to changes in:
Accounts receivable	(15,857)	(10,600)
Inventories	1,487	2,275
Other current assets	6,366	(5,945)
Accounts payable	7,850	(44)
Accrued compensation and employee benefits	(1,209)	7,378
Accrued interest	33	6,514
Accrued income taxes	2,030	369
Accrued transaction costs	—	(177)
Other - net	1,213	2,821
Total adjustments	30,710	37,969
Net cash provided by operating activities	22,872	33,034
Cash flows from investing activities
Proceeds from disposals of property, plant and equipment	3,299	116
Payments for property, plant and equipment	(16,111)	(23,864)
Acquisitions of business, net of cash acquired	—	(34,763)
Acquisitions of patents	(134)	(146)
Net cash used in investing activities	(12,946)	(58,657)
Cash flows from financing activities
Payments of First Lien term loan	(2,325)	(1,550)
Proceeds from other long-term debt	8,415	18,538
Payments of other long-term debt	(9,635)	(4,078)
Payments of preferred stock dividends	(2,700)	(2,700)
Other financing activities - net	(151)	(730)
Net cash (used in) provided by financing activities	(6,396)	9,480
Effect of exchange rate changes on cash and cash equivalents	63	(1,698)
Net increase (decrease) in cash and cash equivalents	3,593	(17,841)
Cash and cash equivalents, beginning of period	35,944	62,279
Cash and cash equivalents, end of period	$39,537	$44,438

Jason Industries, Inc.
Quarterly Financial Information by Segment
(In thousands) (Unaudited)

	2015					2016
	1Q	2Q	3Q	4Q	FY	1Q	2Q	3Q	4Q	YTD
Seating
Net sales	$50,960	$51,909	$37,198	$36,725	$176,792	$51,950	$44,680	$32,330		$128,960
Adjusted EBITDA	7,960	9,311	2,904	(409)	19,766	6,629	5,620	2,507		14,756
Adjusted EBITDA % net sales	15.6%	17.9%	7.8%	(1.1)%	11.2%	12.8%	12.6%	7.8%		11.4%

Finishing
Net sales	$42,850	$46,646	$52,339	$49,559	$191,394	$50,276	$53,148	$49,162		$152,586
Adjusted EBITDA	6,311	6,727	7,223	5,538	25,799	5,229	7,634	7,042		19,905
Adjusted EBITDA % net sales	14.7%	14.4%	13.8%	11.2%	13.5%	10.4%	14.4%	14.3%		13.0%

Acoustics
Net sales	$50,921	$56,052	$51,755	$59,319	$218,047	$61,911	$63,225	$63,740		$188,876
Adjusted EBITDA	4,854	7,338	7,014	8,309	27,515	6,615	6,758	7,414		20,787
Adjusted EBITDA % net sales	9.5%	13.1%	13.6%	14.0%	12.6%	10.7%	10.7%	11.6%		11.0%

Components
Net sales	$31,105	$32,971	$29,882	$28,175	$122,133	$26,837	$24,634	$24,876		$76,347
Adjusted EBITDA	5,173	5,529	5,211	5,030	20,943	4,613	3,337	3,658		11,608
Adjusted EBITDA % net sales	16.6%	16.8%	17.4%	17.9%	17.1%	17.2%	13.5%	14.7%		15.2%

Corporate
Adjusted EBITDA	$(3,295)	$(4,005)	$(3,762)	$(1,797)	$(12,859)	$(4,747)	$(4,595)	$(4,098)		$(13,440)

Consolidated
Net sales	$175,836	$187,578	$171,174	$173,778	$708,366	$190,974	$185,687	$170,108		$546,769
Adjusted EBITDA	21,003	24,900	18,590	16,671	81,164	18,339	18,754	16,523		53,616
Adjusted EBITDA % net sales	11.9%	13.3%	10.9%	9.6%	11.5%	9.6%	10.1%	9.7%		9.8%

Jason Industries, Inc.
Reconciliation of GAAP to Non-GAAP Measures
(In thousands) (Unaudited)

Organic Sales Growth

	3Q 2016
	Seating	Finishing	Acoustics	Components	Jason Consolidated

Net sales
Organic sales growth	(12.5)%	(5.1)%	23.2%	(16.8)%	(0.2)%
Currency impact	(0.6)%	(1.0)%	—%	—%	(0.4)%
Growth as reported	(13.1)%	(6.1)%	23.2%	(16.8)%	(0.6)%
	YTD 2016
	Seating	Finishing	Acoustics	Components	Jason Consolidated

Net sales
Organic sales growth	(7.6)%	(3.1)%	19.0%	(18.7)%	(0.4)%
Currency impact	(0.3)%	(1.5)%	—%	—%	(0.5)%
Acquisitions	—%	12.2%	—%	—%	3.2%
Growth as reported	(7.9)%	7.6%	19.0%	(18.7)%	2.3%

Free Cash Flow

	3Q		YTD
	2015	2016	2015	2016
Operating Cash Flow	$11,531	$2,095	$33,034	$22,872
Less: Capital Expenditures	(8,546)	(3,982)	(23,864)	(16,111)
Less: Preferred Stock Dividends	(900)	—	(2,700)	(2,700)
Free Cash Flow After Dividends	$2,085	$(1,887)	$6,470	$4,061

Net Debt to Adjusted EBITDA

September 30, 2016
Current and long-term debt	$431,686
Add: Debt discounts and deferred financing costs	13,153
Less: Cash and cash equivalents	(39,537)
Net Debt	$405,302

Adjusted EBITDA
4Q15	$16,671
1Q16	18,339
2Q16	18,754
3Q16	16,523
TTM Adjusted EBITDA	70,287

Net Debt to Adjusted EBITDA*	5.8x

*Note the consolidated first lien net leverage ratio under the Company’s senior secured credit facilities was 3.75x as of September 30, 2016. See
Form 10-Q for further discussion of the Company’s senior secured credit facilities.

Jason Industries, Inc.
Reconciliation of GAAP to Non-GAAP Measures
Adjusted EBITDA
(In thousands) (Unaudited)

	2015					2016
	1Q	2Q	3Q	4Q	FY	1Q	2Q	3Q	4Q	YTD
Net income (loss)	$(894)	$(865)	$(3,176)	$(84,666)	$(89,601)	$(3,016)	$(2,370)	$(2,452)		$(7,838)
Tax provision (benefit)	(747)	644	(1,814)	(20,338)	(22,255)	(2,551)	1,946	(657)		(1,262)
Interest expense	7,506	7,918	7,996	8,415	31,835	8,024	7,963	7,906		23,893
Depreciation and amortization	10,411	11,476	11,691	11,670	45,248	10,297	11,340	10,937		32,574
EBITDA	16,276	19,173	14,697	(84,919)	(34,773)	12,754	18,879	15,734		47,367
Adjustments:
Impairment charges(1)	—	—	—	94,126	94,126	—	—	—		—
Restructuring(2)	1,704	1,010	923	163	3,800	2,717	1,783	566		5,066
Transaction-related expenses(3)	176	710	—	—	886	—	—	—		—
Integration and other restructuring costs(4)	758	1,122	1,467	5,700	9,047	1,589	55	(354)		1,290
Share-based compensation(5)	2,063	2,889	1,511	1,506	7,969	576	(1,949)	509		(864)
Loss (gain) on disposals of fixed assets—net(6)	26	(4)	(8)	95	109	703	(14)	68		757
Total adjustments	4,727	5,727	3,893	101,590	115,937	5,585	(125)	789		6,249
Adjusted EBITDA	$21,003	$24,900	$18,590	$16,671	$81,164	$18,339	$18,754	$16,523		$53,616

(1)	Represents non-cash impairment charges of $58.8 million and $35.3 million related to impairment of goodwill and other intangible assets, respectively, in the seating segment.

(2)
Restructuring includes costs associated with exit or disposal activities as defined by GAAP related to facility consolidation, including one-time employee termination benefits, costs to close facilities and relocate employees, and costs to terminate contracts other than capital leases.

(3)	Transaction-related expenses primarily consist of professional service fees related to the Company’s acquisition and divestiture activities.

(4)
During 2016, integration and other restructuring costs primarily includes costs incurred in connection with the start-up of a new acoustics segment facility in Richmond, Indiana, and during the third quarter of 2016 includes a $0.6 million reversal of a reserve related to the Newcomerstown fire recorded in acquisition accounting for the business combination in 2014. During 2015, integration and other restructuring costs includes 1) equipment move costs and incremental facility preparation and related costs incurred in connection with the start-up of new acoustics segment facilities in Warrensburg, Missouri and Richmond, Indiana, and 2) $5.9 million of severance and expenses related to the transitions of the Company’s Chief Executive Officer (CEO) and Chief Financial Officer (CFO), partially offset by 3) a $0.8 million gain resulting from termination of an unfavorable lease recorded in acquisition accounting. Such costs are not included in restructuring for GAAP purposes.

(5)
Represents non-cash share based compensation expense (income) for awards under the Company’s 2014 Omnibus Incentive Plan. During the second quarter of 2016, share-based compensation includes $2.5 million of expense reversal as a result of the lowering of assumed vesting levels for Adjusted EBITDA performance share units. During 2015, share based compensation includes $2.9 million of expense due to accelerated vesting of RSU’s related to the transition of the Company’s CEO and CFO.

(6)	Loss (gain) on disposals of fixed assets for the first quarter of 2016 includes a loss of $0.6 million on the sale of a seating segment facility.

Jason Industries, Inc.
Reconciliation of GAAP to Non-GAAP Measures
Adjusted Net Income and Adjusted Earnings per Share
(In thousands, except per share amounts) (Unaudited)

	2015					2016
	1Q	2Q	3Q	4Q	FY	1Q	2Q	3Q	4Q	YTD
GAAP Net income (loss)	$(894)	$(865)	$(3,176)	$(84,666)	$(89,601)	$(3,016)	$(2,370)	$(2,452)		$(7,838)
Adjustments:
Impairment charges	—	—	—	94,126	94,126	—	—	—		—
Restructuring	1,704	1,010	923	163	3,800	2,717	1,783	566		5,066
Transaction-related expenses	176	710	—	—	886	—	—	—		—
Integration and other restructuring costs	758	1,122	1,467	5,700	9,047	1,589	55	(354)		1,290
Share based compensation	2,063	2,889	1,511	1,506	7,969	576	(1,949)	509		(864)
Loss (gain) on disposal of fixed assets - net(3)						703	(14)	68		757
Tax effect on adjustments(1)	(1,786)	(1,505)	(1,204)	(16,097)	(20,593)	(1,926)	558	(122)		(1,490)
Adjusted net income (loss)	$2,021	$3,361	$(479)	$732	$5,634	$643	$(1,937)	$(1,785)		$(3,079)

Effective tax rate on adjustments(1)	38%	26%	31%	16%	18%	34%	446%	15%		24%

Diluted weighted average number of common shares outstanding (GAAP):	21,991	22,011	22,161	22,289	22,145	22,388	22,395	22,499		22,423
Plus: effect of dilutive share-based compensation (non-GAAP)(2)	—	—	—	—	—	—	—	—		—
Plus: effect of convertible preferred stock and rollover shares (non-GAAP)(2)	7,139	7,139	7,139	7,139	7,139	7,139	7,139	7,139		7,139
Diluted weighted average number of common shares outstanding (non-GAAP)(2)	29,130	29,150	29,300	29,428	29,284	29,527	29,534	29,638		29,562

Adjusted earnings (loss) per share	$0.07	$0.12	$(0.02)	$0.02	$0.19	$0.02	$(0.07)	$(0.06)		$(0.10)

GAAP Net (loss) income per share available to common shareholders of Jason Industries	$(0.07)	$(0.07)	$(0.16)	$(3.20)	$(3.53)	$(0.15)	$(0.13)	$(0.13)		$(0.41)
Adjustments net of income taxes:
Impairment charges, net of noncontrolling interest	—	—	—	3.00	3.02	—	—	—		—
Restructuring	0.05	0.04	0.03	0.01	0.12	0.08	0.06	0.02		0.15
Transaction-related expenses	—	0.03	—	—	0.03	—	—	—		—
Integration and other restructuring costs	0.02	0.03	0.04	0.16	0.26	0.04	—	(0.01)		0.04
Share based compensation	0.06	0.09	0.05	0.06	0.25	0.02	(0.04)	0.02		—
Loss (gain) on disposal of fixed assets - net(3)						0.02	—	—		0.02
GAAP to non-GAAP impact per share(2)	0.01	—	0.02	(0.01)	0.04	0.01	0.04	0.04		0.10
Adjusted earnings (loss) per share	$0.07	$0.12	$(0.02)	$0.02	$0.19	$0.02	$(0.07)	$(0.06)		$(0.10)

(1)
The effective tax rate on adjustments is impacted by nondeductible foreign transaction and restructuring costs, nondeductible impairment of goodwill, restructuring charges in foreign jurisdictions at statutory tax rates, and discrete non-cash tax expense related to the vesting of restricted stock units for which no tax benefit will be realized.

(2)
Adjusted earnings per share includes the impact of share-based compensation to the extent it is dilutive in each period. Adjusted earnings per share includes the impact to Jason Industries common shares upon conversion of JPHI Holdings Inc. rollover shares and conversion of preferred stock.

(3)
In 2015, the Company did not exclude losses and gains on disposals of fixed assets from adjusted net income due to insignificance. Loss (gain) on disposals of fixed assets for the first quarter of 2016 includes a loss of $0.6 million on the sale of a seating segment facility.